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                                                                    Exhibit 10.3

                             FOURTH AMENDMENT TO THE
                         YORK INTERNATIONAL CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN

         Pursuant to the powers of amendment reserved to the Compensation Committee under Article X of the York International Corporation Executive Deferred Compensation Plan (the "Plan"), the Plan is hereby amended, effective as of October 1, 2000, as follows:


         1. Section 6.1 is hereby amended and restated in its entirety to read as follows:

                  "6.1 Time and Manner of Distributions. Upon the earliest of a Participant's termination of employment, ceasing to be an eligible Outside Director, death, or attainment of age 70, the Administrative Committee shall commence payment of the Participant's Account to the Participant or the Participant's Beneficiary, as applicable, as soon as practicable thereafter; provided, however, that the Compensation Committee may determine in its sole and absolute discretion to delay payment commencement to any Participant if necessary to avoid application of the deduction limitation of section 162(m) of the Code to the Employer. All distributions will be based on the value of the Participant's Account measured as of the Valuation Date immediately preceding the date of the distribution. Except as provided below, the form of distribution shall be determined in the sole and absolute discretion of the Compensation Committee and shall either be in the form of a single-sum payment or in substantially equal quarterly, semi-annual or annual installments (adjusted periodically to reflect Value Adjustments allocated to the Participant's Account pursuant to Section 5.2) over a period of time, not to exceed ten years. However, in the case of a Participant who is to receive a distribution due to the attainment of age 70, such Participant may elect, in the calendar year preceding the year in which such Participant attains age 70, the form of distribution (subject to the approval of the Compensation Committee) from those described above. In the case of a Participant who attains age 70 in the year 2000, such election may be made at any time prior to the Participant's attainment of age 70. In the event that any Participant's Account is distributed in installments, the Compensation Committee may in its sole and absolute discretion at any point in time during the payout period pay the remaining balance of the Participant's Account in a single-sum payment. Upon attainment of age 70, a Participant shall no longer be permitted to make future deferrals and shall cease to be eligible to participate in the Plan."

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         2.       A new Section 6.5 is added to read as follows:

                  "6.5. Withdrawal at Age 65. Notwithstanding the provisions of Section 6.1, a Participant who commences participating in the Plan on or after October 1, 2000, may make a one time irrevocable election upon first becoming a Participant to receive a distribution at age 65 of all or any portion of his or her Account. Any distributions made under this
                           Section 6.5 shall be made in the form of a single-sum payment as soon as practicable after the Participant's attainment of age 65 and shall be valued in accordance with Section 6.1."

         The York International Corporation Executive Deferred Compensation Plan, as amended by this Fourth Amendment effective as of October 1, 2000, is hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the Compensation Committee has caused this Fourth Amendment to be executed as of this 21st day of September, 2000.

                                  The Compensation Committee of the Board of
                                  Directors of York International Corporation



                                  By: /s/ Malcolm W. Gambill
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Attest:

/s/ Jeffrey D. Gard
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